UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 9, 2015, each of Serenity Investments, LLC (“Serenity”) and the Schuler Family GST Trust (the “Schuler Trust”) adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 (the “Exchange Act”), pursuant to which Serenity and the Schuler Trust may each make sales of the Class A common stock (“Common Stock”) of KCG Holdings, Inc. (the “Company”). Serenity is controlled by Stephen Schuler, a member of the board of directors of the Company. Stephen Schuler may also be deemed to share voting and dispositive power with respect to securities held by the Schuler Trust. For more information on these plans, see Amendment No. 10 to Schedule 13D filed by the Serenity on June 11, 2015.

On June 10, 2015, the Daniel V. Tierney 2011 Trust (the “Tierney Trust”) adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Exchange Act, pursuant to which the Tierney Trust may make sales of the Company’s Common Stock. Daniel Tierney, a member of the board of directors of the Company, is the settlor and sole beneficiary of the Tierney Trust. For more information on this plan, see Amendment No. 9 to Schedule 13D filed by the Tierney Trust on June 11, 2015.

All 10b5-1 plans described herein were adopted during an authorized trading period and transactions under the plans are subject to certain conditions contained in the plans, including conditions relating to the trading price of the Common Stock. Under Rule 10b5-1 trading plans, trades may be executed at times when an officer or director is in possession of material non-public information provided the trade is executed based on the application of a formula or binding instructions determined at the time the trading plan was arranged and the trading plan was entered into at a time when the officer or director was not in possession of material non-public information. Any transactions that occur under these plans will be publicly disclosed in accordance with U.S. securities laws. The Company does not undertake to report 10b5-1 trading plans that may be adopted by any officers or directors in the future, or to report any modification or termination of any trading plan, whether or not the plan was publicly announced, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: June 12, 2015

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel